Exhibit 99.1

Harmonic Appoints Nikos Theodosopoulos to its Board of Directors

SAN JOSE, Calif. - March 16, 2015 - Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced it has expanded the Company’s Board of Directors with the appointment of Nikos Theodosopoulos. Mr. Theodosopoulos, 52, has over 30 years of experience in the communications and finance industries. Since 2012, he has served as the founder of NT Advisors LLC, an advisory and consulting company. Over the previous 17 years, Mr. Theodosopoulos served in various capacities with UBS, a global provider of financial services, most recently as managing director of technology equity research. Prior to UBS, he was a senior equity research analyst for Bear, Stearns & Company and worked as an account executive for AT&T Network Systems.

Mr. Theodosopoulos has served on the Board of Directors of Arista Networks since March 2014. In addition, he joined the Supervisory Board of ADVA Optical Networking SE in December 2014, where he currently serves as chairman. Mr. Theodosopoulos holds a B.S. in electrical engineering from Columbia University, a M.S. in electrical engineering from Stanford University and an MBA from New York University’s Stern School of Business.

“I’m delighted to welcome Nikos to our Board of Directors,” said Patrick Harshman, president and CEO of Harmonic. “His deep knowledge of our industry and extensive finance background make Nikos an excellent addition to the Harmonic Board as we execute on our global growth and value creation strategy.”

Further information about Harmonic is available at www.harmonicinc.com.

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About Harmonic
Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. Harmonic enables customers to produce, deliver, and monetize amazing video experiences, with unequalled business agility and operational efficiency, by providing market-leading

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innovation, high-quality service, and compelling total-cost-of-ownership. More information is available at www.harmonicinc.com.

EDITOR’S NOTE - Product and company names used herein are trademarks or registered trademarks of their respective owners.

CONTACTS:

Paulien Rujissenaars	Blair King
Senior Director, Corporate Marketing	Director, Investor Relations
Harmonic Inc.	Harmonic Inc.
+1.408.490.7021	+1.408.490.6172
paulien.rujissenaars@harmonicinc.com	blair.king@harmonicinc.com

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